EXHIBIT 99.1

Layne Christensen Reports Third Quarter Fiscal 2011 Earnings

  Revenues for the quarter increased $52.0 million, or 23.9%, to $269.8 million from $217.8 million last year.
  Net income for the quarter was $8.2 million, or $0.42 per share, compared to $6.6 million, or $0.34 per share last year.
  On October 22, 2010, the Company completed its acquisition of Bencor Corporation of America.
  Operations in the Company's Mineral Exploration division continued to improve, with quarterly revenues and earnings increasing 68.2% and 353.6%, respectively, compared to last year.

Financial Data	Three Months		%	Nine Months		%
(000's, except per share data)	10/31/10	10/31/09	Change	10/31/10	10/31/09	Change
Revenues
--Water infrastructure	$ 209,870	$ 174,345	20.4	$ 576,765	$ 516,573	11.7
--Mineral exploration	51,662	30,713	68.2	148,325	85,764	72.9
--Energy	4,944	11,743	(57.9)	20,336	34,052	(40.3)
--Other	3,321	999	232.4	8,386	2,830	196.3
Total revenues	$ 269,797	$ 217,800	23.9	$ 753,812	$ 639,219	17.9
Net income (loss)	8,194	6,621	23.8	21,214	(1,023)	*
Diluted EPS	0.42	0.34	23.5	1.09	(0.05)	*
Net income excluding
energy impairment charge	8,194	6,621	23.8	21,214	12,016	76.5
Diluted EPS excluding
energy impairment charge	$ 0.42	$ 0.34	23.5	$1.09	$ 0.62	75.8

* Not meaningful

"Layne completed another good quarter paced by continued strong results in our Mineral Exploration division. The Water Infrastructure division results, compared to last year, were better than expected. The Afghanistan water well project for the U.S. Army was a key contributor to this success. That project will likely wrap up over the next two quarters. Layne Energy endured some very low natural gas pricing this quarter which adversely affected their earnings. Going forward, the short-term economic outlook for most of our businesses is stable."

--- Andrew B. Schmitt, President and Chief Executive Officer

MISSION WOODS, Kan., Dec. 7, 2010 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN), today announced net income for the third quarter ended October 31, 2010, of $8,194,000, or $0.42 per diluted share for the three months and $21,214,000, or $1.09 per diluted share for the nine months, compared to $6,621,000, or $0.34 per diluted share, for the three months and a net loss of $1,023,000, or $0.05 per diluted share, for the nine months ended October 31, 2009.

Revenues increased $51,997,000, or 23.9% to $269,797,000, for the three months ended October 31, 2010, and $114,593,000, or 17.9%, to $753,812,000 for the nine months ended October 31, 2010, as compared to the same periods last year. A further discussion of results of operations by division is presented below.

Cost of revenues increased $47,888,000, or 29.6% to $209,669,000 (77.7% of revenues) and $92,093,000, or 18.9% to $579,327,000 (76.9% of revenues) for the three and nine months ended October 31, 2010, compared to $161,781,000 (74.3% of revenues) and $487,234,000 (76.2% of revenues) for the same periods last year. The increase as a percentage of revenues for the three and nine months was primarily focused in the water infrastructure and energy divisions. Comparative costs in the water infrastructure division were affected by the unusually low cost structure of the geoconstruction projects performed in the prior year. The increase in the energy division was a result of nearly flat production costs measured against lower revenues that resulted from lower natural gas prices and the expiration of favorably priced forward sales contracts in the first quarter of fiscal 2011.

Selling, general and administrative expenses were $37,931,000 and $103,145,000 for the three and nine months ended October 31, 2010, compared to $31,504,000 and $93,508,000 for the same periods last year. The increases were primarily the result of increased incentive compensation expenses of $2,328,000 and $7,598,000 due to higher earnings and $1,355,000 and $3,885,000 in added expenses from acquired operations for the three and nine months, respectively.

Depreciation, depletion and amortization expenses were $12,798,000 and $39,054,000 for the three and nine months ended October 31, 2010, compared to $14,233,000 and $42,844,000 for the same periods last year. The decreases were primarily due to lower depletion in the energy division as a result of updated estimates of economically recoverable gas reserves.

The Company recorded a non-cash Ceiling Test impairment of oil and gas properties of $21,642,000 for the nine months ended October 31, 2009, primarily as a result of a significant continued decline in natural gas prices and the expiration of higher priced forward sales contracts.   There were no impairments recorded for the nine months ending October 31, 2010.

During the nine months ended October 31, 2009, the Company received litigation settlements valued at $3,495,000. The settlements included receipt of land and buildings valued at $2,828,000, and cash receipts of $667,000, net of contingent attorney fees. There were no litigation settlement gains in the nine months ended October 31, 2010.

Equity in earnings of affiliates was $4,310,000 and $7,797,000 for the three and nine months ended October 31, 2010, compared to $1,239,000 and $5,525,000 for the same periods last year. The increases reflect the impact of an improved minerals exploration market in Latin America, primarily for gold and copper in Chile and Peru.

Interest expense decreased to $337,000 and $1,380,000 for the three and nine months ended October 31, 2010, compared to $584,000 and $2,206,000 for the same periods last year. The decreases were a result of scheduled debt reductions.

Income tax expenses of $5,183,000 (an effective rate of 38.7%) and $17,570,000 (an effective rate of 45.3%) were recorded for the three and nine months ended October 31, 2010, respectively, compared to income tax expenses of $4,940,000 (an effective rate of 42.7%) and $1,480,000 (an effective rate of 323.9%) for the same periods last year, including an $8,603,000 benefit related to the non-cash impairment charge of proved oil and gas properties recorded as a discrete item in the three months ended July 31, 2009. Excluding the impairment and related tax benefit, the Company would have recorded income tax expense of $4,940,000 (an effective rate of 42.7%) and $10,083,000 (an effective rate of 45.6%) for the three and nine months ended October 31, 2009. The effective rate for the three months ended October 31, 2010, was lower than last year due to higher estimated annual earnings through the third quarter that reduced the impact of non-deductible expenses and the tax treatment of certain foreign operations on the effective rate for the year. The effective rate in excess of the statutory federal rate for the nine months was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Water Infrastructure Division	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2010	2009	2010	2009
Revenues	$ 209,870	$ 174,345	$ 576,765	$ 516,573
Income before income taxes	13,072	11,675	31,997	24,455

Water infrastructure revenues increased 20.4% to $209,870,000 and 11.7% to $576,765,000 for the three and nine months ended October 31, 2010, respectively, compared to $174,345,000 and $516,573,000 for the same periods last year. The increases were primarily attributable to additional revenues from operations acquired in the prior year and specialty drilling projects including work in Afghanistan. The acquired operations contributed revenue of $27,495,000 and $62,673,000 for the three and nine months ended October 31, 2010. The increases were partially offset by a reduction in revenues from a large utility contract in Colorado that was substantially completed last year. We have recently been informed that the drilling program in Afghanistan will be curtailed, and expect our involvement to wind down over the next two quarters.

Income before income taxes for the water infrastructure division increased 12.0% to $13,072,000 and 30.8% to $31,997,000 for the three and nine months ended October 31, 2010, respectively, compared to $11,675,000 and $24,455,000 for the same periods last year. The increases in income before income taxes were primarily from the Afghanistan project, partially offset by lower results in the western U.S.

The backlog in the water infrastructure division was $625,795,000 as of October 31, 2010, including $69,236,000  related to the acquisition of Bencor, compared to $526,972,000 as of July 31, 2010, and $540,535,000 as of October 31, 2009.

Mineral Exploration Division	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2010	2009	2010	2009
Revenues	$ 51,662	$ 30,713	$ 148,325	$ 85,764
Income before income taxes	9,000	1,984	26,543	7,294

Mineral exploration revenues increased 68.2% to $51,662,000 and 72.9% to $148,325,000 for the three and nine months ended October 31, 2010, respectively, compared to $30,713,000 and $85,764,000 for the same periods last year. The increased activity levels which began in the fourth quarter of last year continued across most locations with the largest increases in Africa, the U.S. and Mexico.

Income before income taxes for the mineral exploration division increased 353.6% to $9,000,000 and 263.9% to $26,543,000 for the three and nine months ended October 31, 2010, respectively, compared to $1,984,000 and $7,294,000 for the same periods last year. The increases were primarily attributable to stronger earnings in Africa, Mexico and the western U.S. Equity earnings from our affiliates, reduced earlier in the year by a customer driven project delay, improved in the quarter as the projects were caught up. During the nine month period in the prior year, the Company had two unusual items, receipt of a litigation settlement in Australia of $2,828,000 and increased non-income tax expense of $2,569,000 due to a reassessment of the recoverability of value added taxes and accruals for certain other non-income tax expenses in certain foreign jurisdictions.

Energy Division	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2010	2009	2010	2009
Revenues	$ 4,944	$ 11,743	$ 20,336	$ 34,052
(Loss) income before income taxes	(106)	4,659	2,891	(10,226)

Energy revenues decreased 57.9% to $4,944,000 and 40.3% to $20,336,000 for the three and nine months ended October 31, 2010, respectively, compared to revenues of $11,743,000 and $34,052,000 for the same periods last year. The decreases were primarily attributable to lower natural gas prices and the expiration of favorably priced forward sales contracts in the first quarter this year.

For the nine months ended October 31, 2009, the Company recorded a non-cash Ceiling Test impairment charge of $21,642,000, or $13,039,000 after income tax, for the carrying value of the assets in excess of future net cash flows. During the nine months ended October 31, 2009, we recorded settlement gains, net of attorney fees, of $667,000 related to litigation against former officers of a subsidiary and associated energy production companies.

Excluding the non-cash impairment charge and litigation gains, income before income taxes for the energy division decreased to a loss of ($106,000) and income of $2,891,000 for the three and nine months ended October 31, 2010, compared to income of $4,325,000 and $10,514,000 for the same periods last year. The decreases in income before income taxes were due to the impact on revenues from lower natural gas prices and the expiration of forward sales contracts as noted above, partially offset by lower depletion.

For the three and nine months ended October 31, 2010, net gas production was 1,101 Mmcf and 3,386 Mmcf, compared to 1,121 Mmcf and 3,480 Mmcf for the same periods last year. The average net sales price on production for the three and nine months ended October 31, 2010, was $3.80 and $5.07 per Mcf, respectively, compared to $8.97 and $8.36 per Mcf for the same periods last year. The net sales price excludes revenues generated from third party gas.

Other	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2010	2009	2010	2009
Revenues	$ 3,321	$ 999	$ 8,386	$ 2,830
Income before income taxes	404	112	1,195	249

Other revenues increased primarily as a result of machining and fabrication operations.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $8,656,000 and $22,462,000 for the three and nine months ended October 31, 2010, compared to $6,285,000 and $19,109,000 for the same periods last year. The increases were primarily due to increased incentive compensation based on increased earnings and increased consulting fees, partially offset by decreased compensation costs on share-based plans.

Internal Investigation

In connection with the Company updating its Foreign Corrupt Practices Act ("FCPA") policy, questions were raised internally in late September 2010 about, among other things, the legality of certain payments by the Company to customs clearing agents in connection with importing equipment into the Democratic Republic of Congo and other countries in Africa. The Audit Committee of the Board of Directors has engaged outside counsel to conduct an internal investigation to review these and other payments with assistance from an outside accounting firm. The Company has contacted the Securities and Exchange Commission and the U.S. Department of Justice to inform them of this matter and intends to cooperate fully with these governmental authorities. Although the internal investigation is ongoing, based on the results to date, the Company currently believes the amount of such questionable payments is not material with respect to the Company's results of operations or its financial statements.

Summary of Operating Segment Reconciliation Data

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2010	2009	2010	2009
Revenues
Water infrastructure	$ 209,870	$ 174,345	$ 576,765	$ 516,573
Mineral exploration	51,662	30,713	148,325	85,764
Energy	4,944	11,743	20,336	34,052
Other	3,321	999	8,386	2,830
Total revenues	$ 269,797	$ 217,800	$ 753,812	$ 639,219
Equity in earnings of affiliates
Water infrastructure	$ 80	$ --	$ 80	$ --
Mineral exploration	4,230	1,239	7,717	5,525
Total equity in earnings of affiliates	$ 4,310	$ 1,239	$ 7,797	$ 5,525
Income (loss) before income taxes
Water infrastructure	$ 13,072	$ 11,675	$ 31,997	$ 24,455
Mineral exploration	9,000	1,984	26,543	7,294
Energy	(106)	4,659	2,891	(10,226)
Other	404	112	1,195	249
Unallocated corporate expenses	(8,656)	(6,285)	(22,462)	(19,109)
Interest expense	(337)	(584)	(1,380)	(2,206)
Total income before income taxes	$ 13,377	$ 11,561	$ 38,784	$ 457

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments made by the Company to customs clearing and other agents in the Democratic Republic of Congo and other countries in Africa (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

The Layne Christensen Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3466

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL INFORMATION
(in thousands, except per share data)

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
	(unaudited)		(unaudited)
	2010	2009	2010	2009
Revenues	$ 269,797	$ 217,800	$ 753,812	$ 639,219

Cost of revenues (exclusive of depreciation, depletion and amortization shown below)	(209,669)	(161,781)	(579,327)	(487,234)
Selling, general and administrative expenses	(37,931)	(31,504)	(103,145)	(93,508)
Depreciation, depletion and amortization	(12,798)	(14,233)	(39,054)	(42,844)
Impairment of oil and gas properties	--	--	--	(21,642)
Litigation settlement gains	--	334	--	3,495
Equity in earning of affiliates	4,310	1,239	7,797	5,525
Interest expense	(337)	(584)	(1,380)	(2,206)
Other income (expense), net	5	290	81	(348)
Income before income taxes	13,377	11,561	38,784	457
Income tax expense	(5,183)	(4,940)	(17,570)	(1,480)
Net income (loss)	8,194	6,621	21,214	(1,023)

Basic income (loss) per share	$ 0.42	$ 0.34	$ 1.09	$ (0.05)

Diluted income (loss) per share	$ 0.42	$ 0.34	$ 1.09	$ (0.05)

Weighted average shares outstanding:
Basic	19,396	19,342	19,384	19,319
Diluted	19,540	19,513	19,532	19,319

	As of
	October 31,	January 31,
(in thousands)	2010	2010
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$ 32,886	$ 84,450
Working capital, including current maturities of long term debt	85,463	119,649
Total assets	808,282	730,955
Total long term debt, excluding current maturities	--	6,667
Total Layne Christensen Company stockholders' equity	491,491	466,798

Common shares issued and outstanding	19,504	19,435

CONTACT:  Layne Christensen Company
          Jerry W. Fanska, Sr. Vice President Finance
          913-677-6858
          www.laynechristensen.com